Exhibit 99.1

Investor Relations: Media Relations:	Anjali Aggarwal Jonathan Freedman
(617) 747-3300 ir@amg.com
pr@amg.com

AMG Appoints Félix V. Matos Rodríguez to its Board of Directors

WEST PALM BEACH, FL, January 8, 2021– Affiliated Managers Group, Inc. (NYSE: AMG), a global asset management company, today announced the appointment of Félix V. Matos Rodríguez to its Board of Directors, effective immediately.

As Chancellor of City University of New York, Dr. Matos Rodríguez leads the nation’s largest urban university, which has 25 campuses across New York City’s five boroughs and a student body of 275,000. Recognized as an innovative leader within academia and the public sector, Dr. Matos Rodríguez has served as a teacher, administrator, and former Cabinet secretary for the Commonwealth of Puerto Rico. Prior to his appointment as Chancellor, Dr. Matos Rodríguez was president of CUNY’s Queens College and of CUNY’s Eugenio María de Hostos Community College in the Bronx. He sits on the governing board of the Hispanic Association of Colleges and Universities and additionally serves on the boards of Phipps Houses, the United Way of New York City, the American Council on Education, the TIAA Hispanic Advisory Council, and the Research Alliance for New York City Schools. Dr. Matos Rodríguez holds a B.A. from Yale University and received a doctorate in history from Columbia University.

“We are very pleased to welcome Chancellor Matos Rodríguez to AMG’s Board,” said Jay C. Horgen, President and Chief Executive Officer of AMG. “Felo has a long track record as an innovator in both academia and the public sector and is a dedicated champion of accessibility, inclusion, and excellence. Moreover, in leading a large, decentralized human-capital-based organization operating through a network of distinct institutions, Dr. Matos Rodríguez’s unique skillset and breadth of expertise make him an excellent addition to our Board.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s strategy is to generate long-term value by investing in leading independent active investment managers, through a proven partnership approach, and allocating resources across the Company’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. In addition, AMG provides centralized assistance to its Affiliates on strategy, marketing, distribution, and product development. As of September 30, 2020, AMG’s aggregate assets under management were approximately $654 billion, across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.